JOHN HANCOCK FUNDS II
                     John Hancock U.S. High Yield Bond Fund
                    Managed by Wells Capital Management, Inc.
                       For the Quarter Ended June 30, 2007
                        Procedures Pursuant to Rule 10f-3


(1)      Name of Underwriter & Syndicate Members
         Joint Lead Managers-Books:
         Banc of America Securities LLC
         Deutsche Bank Securities Inc
         Co managers:
         ABN Amro
         GE Capital Markets Inc
         Rabo Securities USA Inc
         SunTrust Robinson Humphrey
         Wells Fargo

(2)      Name of Issuers
         OSI Restaurant Partners, Inc.

(3)      Title of Securities
         OUTBACK STEAKHSE OSI 10 06/15/15

(4)      Date of First Offering
         06/08/2007

(5)      Amount of Total Offering
         $550 MM

(6)      Unit Price of Offering
         $100

(7)      Underwriting Spread or Commission
         $0.00

(8)      Years of Issuer's Operations
         > 15 years

(9)      Trade Date
         06/08/2007

(10)     Portfolio Assets on Trade Date
         $389,698,892

(11)     Price Paid Per Unit
         $100

(12)     Total Price Paid by Portfolio
         $325,000

(13)     Total Price Paid by Portfolio plus total Price Paid
         For same Securities by other Sub Advised Portfolios
         $1,250,000

(14)     % of Portfolio Assets Applied to Purchase
          0.08%